Exhibit 99.3

Byline Bancorp, Inc. Announces Chief Financial Officer Transition Plan

Chicago, IL, July 28, 2022 – Byline Bancorp, Inc. (“Byline” or the “Company”) (NYSE: BY), the parent company of Byline Bank (“Byline Bank”), announced today that Thomas J. Bell, III, currently Senior Vice President, Treasurer, and a member of Byline’s executive leadership team, will succeed Lindsay Corby as Chief Financial Officer, effective August 15, 2022. Ms. Corby, an executive officer of Byline and Byline Bank since its recapitalization in 2013, is leaving the company to pursue an opportunity at a financial services company outside of the banking industry. She will continue with the Company to support the transition of her duties until her departure in early September.

Further, Byline announced that Ms. Maria Sherylle A. Olano, currently Senior Vice President, Corporate Controller of Byline Bank, will also assume the title of Senior Vice President, Chief Accounting Officer of the Company and Byline Bank effective August 15, 2022.

Roberto Herencia, Executive Chairman and Chief Executive Officer of Byline Bancorp, Inc., stated, “Tom has been with Byline since its recapitalization in 2013 and is an integral part of the Byline growth story. His experience working with the Byline leadership team in roles of increasing responsibility makes him a perfect fit to assume the role of Chief Financial Officer and Treasurer as we continue to implement our growth strategy. During Tom’s nine years at Byline, he has been a key contributor as Corporate Treasurer, leading the Bank’s asset-liability management and strategy and playing a key role in capital management, including our IPO.”

“In addition, Sherylle has been a valuable and dedicated member of the finance team, and her knowledge, experience and leadership skills make her an excellent choice for the position of Chief Accounting Officer,” added Herencia.

“It has been an absolute privilege for all of us at Byline to work with Lindsay for the past nine years and we wish her all the best as she transitions to her new opportunity. Her hard work, leadership, deep experience and commitment to excellence have been instrumental in the execution of our strategy and transformation of the company from a privately held bank to the largest headquartered publicly traded community bank in Chicago,” said Alberto J. Paracchini, President of Byline Bancorp, Inc.

”Byline seeks excellence in everything we do as we strive to have a meaningful impact on our clients, communities, and each other. The appointments and promotions of both Tom to CFO and Sherylle to CAO, exemplify the strength of our deep bench of talent and succession plan,” added Herencia and Paracchini.

About Thomas J. Bell III

Mr. Bell, currently Senior Vice President, Treasurer of Byline, a position he has held since August 2013, has over 30 years of experience in the banking industry. Prior to joining Byline, Mr. Bell served as Senior Vice President, Treasurer and Head of Planning of Anchor Bancorp from July 2010 to August 2013 where he was responsible for treasury, finance and capital management. Prior to joining Anchor Bancorp, Mr. Bell was an Executive Vice President, Treasurer and Chief Investment Officer for Midwest Banc Holdings, Inc. from December 2008 to June 2010. Prior to that experience, Mr. Bell served as a Senior Vice President with ABN AMRO North America Inc., a Chicago-based holding company for the LaSalle Bank Corporation. Mr. Bell started his career with the Federal Reserve Bank of Chicago.

About Maria Sherylle A. Olano

Ms. Olano, currently Senior Vice President, Corporate Controller of Byline Bank since joining the Company in 2014, has over 20 years of banking and accounting experience at financial institutions, as well as eight years of public accounting experience focusing on financial statement audits of private and public companies at Crowe Horwath LLP. Prior to joining Byline, Ms. Olano served as the Controller at Urban Partnership Bank.

About Byline Bancorp, Inc.

Headquartered in Chicago, Byline Bancorp, Inc. is the parent company for Byline Bank, a full-service commercial bank serving small- and medium-sized businesses, financial sponsors, and consumers. Byline Bank has approximately $7.1 billion in assets and operates more than 30 full-service branch locations throughout the Chicago and Milwaukee metropolitan areas. Byline Bank offers a broad range of commercial and retail banking products and services including small ticket equipment leasing solutions and is one of the top five Small Business Administration lenders in the United States.

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Contacts:

Investors: Media:

Brooks Rennie Erin O’Neill

Investor Relations Director Marketing Director

Byline Bank Byline Bank

(312) 660-5805 (773) 475-2901

brennie@bylinebank.com eoneill@bylinebank.com